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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934 Commission File Number: 333-38687-02 (no 1934 Act number)

             (Exact name of registrant as specified in its charter)
                     GREEN TREE LEASE FINANCE 1997-1, LLC.

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota  55102-1639
                            Telephone (651) 293-3400

            (Title of each class of securities covered by this Form)

               $196,989,000 5.90625% LEASE-BACKED NOTES, CLASS A-1
               $ 52,989,000 6.20% LEASE-BACKED NOTES, CLASS A-2 $218,577,000 6.17% LEASE-BACKED NOTES, CLASS A-3
               $ 32,672,000 6.27% LEASE BACKED NOTES, CLASS A-4
               $ 30,294,000 6.46% LEASE-BACKED NOTES, CLASS B
               $ 19,278,352 6.85% LEASE-BACKED NOTES, CLASS C

         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) of 15(d) remains): None

               Please place an X in the box(es) to designate the
           appropriate rule provision(s) relied upon to terminate or
                       suspend the duty to file reports:

            Rule 12g-4(a)(1)(i) [ ]        Rule 12h-3(b)(1)(ii)[ ]
            Rule 12g-4(a)(1)(ii)[ ]        Rule 12-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(i) [ ]        Rule 12-3(b)(2)(ii) [ ]
            Rule 12g-4(a)(2)(ii)[ ]        Rule 15d-6          [X]
            Rule 12h-3(b)(1)(i) [ ]

               Approximate number of holders of record as of the
                  beginning of the registrant's fiscal year:  80



Pursuant to the requirements of the Securities Exchange Act of 1934 Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                         GREEN TREE LEASE FINANCE 1997-1, LLC


December 11, 1998                 By:   /s/ Joel H. Gottesman
                             ---------------------------------------
                             Joel H. Gottesman
                             Senior Vice President and Secretary